Exhibit 99.1

BioSphere Medical to Be Acquired by Merit Medical Systems for Approximately $96 Million in Cash

BioSphere Medical Common Stockholders to Receive $4.38 per Share in Cash Representing 54% Premium

BioSphere Medical Also Reports First Quarter 2010 Financial Results

ROCKLAND, Mass.—(BUSINESS WIRE)— BioSphere Medical, Inc. (NASDAQ: BSMD) (“BioSphere Medical” or the “Company”) — the pioneer in the use of bioengineered microspheres to treat uterine fibroids, hypervascularized tumors and vascular malformations by a minimally invasive, image-guided medical procedure called embolotherapy — today reported that it has entered into an a definitive agreement and plan of merger with Merit Medical Systems, Inc. (NASDAQ: MMSI) and Merit BioAcquisition Co., a wholly-owned subsidiary of Merit Medical pursuant to which BioSphere Medical will merge with and into Merit BioAcquisition Co. in a cash transaction valued at approximately $96 million.

In connection with but prior to the consummation of the transaction, BioSphere Medical intends to call for redemption all 9,636 currently outstanding shares of series A preferred stock at a redemption price of $1,000 per share plus accrued but unpaid dividends. Holders may elect to convert each share of series A preferred stock into 250 shares of common stock prior to consummation of such redemption. Under the terms of the agreement, and assuming the conversion of all outstanding shares of series A preferred stock into shares of common stock, at closing each share of BioSphere Medical common stock will be exchanged for $4.38 per share in cash, representing a premium of approximately 54% over the closing price on May 12, 2010.

David P. Southwell, Chairman of BioSphere Medical, said, “Merit Medical Systems’ strong reputation and experience in interventional radiology and extensive worldwide distribution network make it an ideal fit for BioSphere. This transaction achieves significant value for our shareholders. Furthermore, through Merit, more women suffering from uterine fibroids will benefit from the less invasive treatment solution offered by embolotherapy.”

“We are pleased to bring value to BioSphere shareholders through this planned acquisition. We look forward to effectively integrating into Merit, and we believe that this transaction will allow us to even more fully meet the needs of our customers,” said Richard Faleschini, BioSphere Medical’s president and chief executive officer.

The transaction was unanimously approved on May 13, 2010 by BioSphere Medical’s Board of Directors. Completion of the transaction is subject to approval of BioSphere Medical stockholders, regulatory approvals and other customary closing conditions and is expected to occur early in the third quarter of 2010.

J.P. Morgan Securities Inc. is acting as financial advisor, and WilmerHale LLP is acting as legal counsel, to BioSphere Medical.

Also today, BioSphere Medical reported its financial results for the three months ended March 31, 2010.

Total worldwide revenue for the first quarter of 2010 was $7.12 million, compared with $7.28 million in the first quarter of 2009, a decline of 2%. Total revenue in the first quarter of this year includes $0.08 million from Nippon Kayaku, the Company’s distribution partner in Japan. There was no revenue from Nippon Kayaku in the first quarter of 2009 as this agreement began in April 2009. First quarter 2010 results included licensing revenue of $0.02 million, compared with $0.10 million last year. Worldwide revenue from embolics and delivery systems was $7.02 million in the quarter, a decline of 2% from the prior year.

U.S. sales of embolics and delivery systems were $5.44 million in the first quarter, compared with $5.69 million in the same period of 2009. Revenue from embolics and delivery systems in Europe, the Middle East and Africa (EMEA) was $1.00 million in the first quarter, compared with $1.16 million in the same period of 2009.

In Emerging Markets outside of the United States and EMEA, revenue from embolics and delivery systems was $0.58 million for the first quarter of 2010, compared with $0.34 million in the first quarter of 2009, an increase of 71%. Revenue in China was $0.15 million, up 11%, and revenue in Brazil was significantly higher, at $0.34 million, up 232%.

Gross profit for the first quarter of 2010 was $5.33 million, or 74.9% of revenue, compared with gross profit of $5.44 million, or 74.7% of revenue, for the first quarter of 2009.

Operating expenses for the first quarter of 2010 were $6.66 million, compared with $7.29 million for the first quarter of 2009. The decrease was primarily due to a reduction in research and development expense in connection with the conclusion of our manufacturing improvement program in the first quarter of 2009 and to lower incentive compensation expense resulting from lower than expected sales in the first quarter of 2010.

Operating loss for the first quarter of 2010 narrowed to $1.33 million from $1.84 million in the same period of 2009, a reduction of 28%.

Foreign exchange gain for the first quarter of 2010 was $0.22 million compared with $0.20 million for the same period last year, due to higher euro denominated intercompany trade payables.

The Company recorded an income tax benefit of $0.03 million during the quarter from the French economic stimulus program.

The quarterly preferred stock dividend for the first quarter of 2010 was $0.15 million, unchanged from the first quarter of 2009.

Net loss applicable to common stockholders narrowed by 31% for the first quarter of 2010 to $1.23 million or $0.07 per share, compared with a net loss applicable to common stockholders of $1.79 million or $0.10 per share in the same period last year.

As of March 31, 2010, BioSphere Medical had cash, cash equivalents and marketable securities of $16.56 million, compared with $18.09 million at December 31, 2009.

Sales by therapeutic area in the first quarter of 2010 were as follows:

•                  Worldwide sales of embolics used in interventional gynecology, or UFE, were $5.00 million, compared with $5.25 million in the first quarter of 2009. This includes U.S. sales of $4.07 million, compared with $4.35 million in the comparable year-ago quarter and sales outside of the U.S. of $0.93 million, compared with $0.90 million in the prior year. The slower sales in UFE is believe to be principally due to the continued high unemployment rate, which the Company believes has had the effect of reducing demand for elective procedures such as UFE.

•                  Worldwide sales of embolics used in interventional oncology rose 4% to $1.66 million compared with $1.60 in the prior year. This includes U.S. sales of $1.23 million, up from $1.16 million, and sales outside of the U.S. of $0.43 million, compared with $0.44 million in the prior year. The Company believes sales in the United States were impacted somewhat due to the scarcity of Ethiodol, a third-party product used by doctors with the Company’s Embosphere Microspheres during conventional transarterial chemoembolization procedures, or cTACE. On May 11, 2010, the FDA announced that Guerbet LLC has acquired the Ethiodol NDA from Nycomed U.S., Inc. effective May 7, 2010 and that Guerbet is working with FDA to resume manufacturing of Ethiodol in the near future to ensure continued availability for U.S. patients. The Company does do not know whether or when Ethiodol will become available for sale again in the U.S. for cTACE procedures. The Company also continues to work with the FDA to obtain an approval for a study using its QuadraSphere® Microspheres for the treatment of primary liver cancer. Based on discussions with the FDA, the Company has determined that the study protocol will include as a primary endpoint patient survival. Furthermore, the Company is continuing to discuss with the FDA the protocol requirements for the trial, and thus has not yet determined whether or when to undertake the clinical trial.

•                  Worldwide sales of delivery systems were $0.36 million for the quarter, which includes U.S. sales of $0.14 million and sales outside of the U.S. of $0.22 million. This is up 8% from worldwide sales of $0.33 million in the prior year.

About BioSphere Medical, Inc.

BioSphere Medical, Inc. seeks to pioneer and commercialize minimally invasive diagnostic and therapeutic applications based on proprietary bioengineered microsphere technology. The Company’s core technologies, patented bioengineered polymers and manufacturing methods, are used to produce microscopic spherical materials with unique beneficial properties for a variety of medical applications. BioSphere Medical’s principal focus is the use of its products for the treatment of symptomatic uterine fibroids using a procedure called uterine fibroid embolization, or UFE. The Company’s products continue to gain acceptance in this rapidly emerging procedure, as well as in a number of other new and established medical treatments.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for BioSphere Medical, including statements about the expected timetable for consummation of the proposed transaction among Merit Medical Systems, Inc., Merit BioAcquisition Co. and BioSphere Medical, Inc., benefits of the transaction, and any other statements about Merit Medical Systems, Inc., Merit BioAcquisition Co. and BioSphere Medical, Inc., or about managements’ future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may contain the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond the control of Merit Medical Systems, Merit BioAcquisition Co. and BioSphere Medical. Risks and uncertainties that could cause results to differ from expectations include: the occurrence of any event or proceeding that could give rise to the termination of the merger agreement; the inability to complete the merger due to the failure of the closing conditions to be satisfied; the outcome of any legal proceedings that may be instituted in connection with the merger; uncertainties as to the timing of the merger; uncertainties as to how BioSphere Medical stockholders will vote their shares with respect to the merger; the determination to call for redemption the series A preferred stock and uncertainties as to whether such shares may be converted into shares of common stock prior to such redemption; the risk that competing offers will be made; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers, other business partners or governmental entities, other business effects, including the effects of industry, economic or political conditions outside of the control of Merit Medical Systems, Merit BioAcquisition Co. and BioSphere Medical; transaction costs; actual or contingent liabilities; or other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission by BioSphere Medical, including risks relating to: the failure of BioSphere Medical to successfully develop, commercialize and achieve widespread market acceptance of its products; the failure of BioSphere Medical to achieve or maintain necessary regulatory approvals, either in the United States or internationally, with respect to the development, commercialization, manufacture and sale of its products and product candidates; risks related to BioSphere Medical’s ability to successfully obtain approval for and commence its planned clinical trial of QuadraSphere(R) Microspheres loaded with doxorubicin for the treatment of primary liver cancer; BioSphere Medical’s ability to obtain and maintain patent and other proprietary protection for its products and product candidates; the absence of, or delays or cancellations of, product orders; delays, difficulties or unanticipated costs in the introduction of new products; competitive pressures; the risk of adverse outcomes in product liability claims against BioSphere Medical; and risk factors described in the section titled “Risk Factors” in BioSphere Medical’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed by BioSphere Medical with the Securities and Exchange Commission, and described in other filings made by BioSphere Medical from time to time with the Securities and Exchange Commission.

In addition, the forward-looking statements included in this press release represent BioSphere Medical’s estimates as of the date of this release. BioSphere Medical anticipates that subsequent events and developments may cause its forward-looking statements to change. BioSphere Medical specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances after the date of this press release.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

BioSphere Medical plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Merit Medical Systems, Merit BioAcquisition Co., BioSphere Medical, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Merit Medical Systems, Merit BioAcquisition Co. and BioSphere Medical through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from BioSphere Medical by contacting Martin J. Joyce at 781-681-7900.

Merit Medical Systems and BioSphere Medical, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding Merit Medical Systems’ directors and executive officers is contained in Merit Medical Systems’ Annual Report on Form 10-K for the year ended December 31, 2009 and its proxy statement dated April 10, 2010, which are filed with the SEC. Information regarding BioSphere Medical’s directors and executive officers is contained in BioSphere Medical’s Annual Report on Form 10-K for the year ended December 31, 2009 and its proxy statement dated April 16, 2010, which are filed with the SEC. As of

February 1, 2010, BioSphere Medical’s directors and executive officers beneficially owned approximately 2,144,493 shares, or 10.4% percent, of BioSphere Medical’s common stock. A more complete description of the interests of the officers and directors will be available in the Proxy Statement.

BioSphere Medical, Inc.

SELECTED FINANCIAL INFORMATION

CONSOLIDATED CONDENSED BALANCE SHEETS

As of March 31, 2010 and December 31, 2009

(in thousands, unaudited)

	March 31,	December 31,
	2010	2009

ASSETS
Cash, cash equivalents and investments	$16,560	$18,088
Accounts receivable, net	4,223	5,183
Inventories	3,390	3,713
Prepaid expenses and other current assets	745	639
Property and equipment, net	725	829
Goodwill	1,443	1,443
Other assets	558	552

Total assets	$27,644	$30,447

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,451	$6,028
Deferred revenue	770	764
Capital lease obligations	5	8
Stockholders’ equity	22,418	23,647

Total liabilities and stockholders’ equity	$27,644	$30,447

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2010 and 2009

(in thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2010	2009

Revenues	$7,121	$7,283

Costs and expenses:
Cost of revenues	1,790	1,840
Research and development	718	985
Sales	2,498	2,718
Marketing	1,407	1,513
General and administrative	1,838	1,897
Patent	203	172

Total costs and expenses	8,454	9,125

Loss from operations	(1,333)	(1,842)
Other income and expenses, net	220	202

Net loss before income taxes	(1,113)	(1,640)

Income tax benefit	27	—

Net Loss	(1,086)	(1,640)

Preferred stock dividends	(145)	(145)

Net loss applicable to common stockholders	$(1,231)	$(1,785)

Net loss per common share
Basic and diluted	$(0.07)	$(0.10)

Weighted average common shares outstanding
Basic and diluted	18,085	18,012

Contacts

Company Contact:
BioSphere Medical, Inc.
Martin Joyce, EVP & CFO
781-681-7925
www.biospheremed.com
or
Investor Relations Contacts:
Lippert/Heilshorn & Associates, Inc.
Kim Golodetz, 212-838-3777
kgolodetz@lhai.com
Bruce Voss, 310-691-7100
bvoss@lhai.com